Exhibit 10.41

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of September 15, 2003, by and between Exelixis, Inc., a Delaware corporation (the “Borrower”) and Silicon Valley Bank (“Bank”).

1.                                       DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated May 22, 2002, as may be amended from time to time, (the “Loan Agreement”).  The Loan Agreement provided for, among other things, a Committed Equipment Line in the original principal amount of Sixteen Million Dollars ($16,000,000) to be increased to Nineteen Million Dollars ($19,000,000) pursuant to the terms of this Loan Modification Agreement.  Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness.”

2.                                       DESCRIPTION OF COLLATERAL AND GUARANTIES.  Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the “Security Documents”.  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the “Existing Loan Documents”.

3.                                       DESCRIPTION OF CHANGE IN TERMS.

A.                                   Modification to Loan Agreement.

1.                                       The definition of “Commitment Equipment Line” in Section 13 of the Loan Agreement is hereby amended to read as follows:

“‘Commitment Equipment Line’ is a Credit Extension of up to $19,000,000.”

4.                                       CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.                                       PAYMENT OF LOAN FEE.  Borrower shall not be charged any fees or expenses by Bank related to this Loan Modification Agreement.

6.                                       NO DEFENSES OF BORROWER.  Borrower agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

7.                                       CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement.  The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8.                                       CONDITIONS.  The effectiveness of this Loan Modification Agreement is conditioned upon payment of the out-of-pocket expenses.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

EXELIXIS, INC.		SILICON VALLEY BANK

By:	/s/ George Scangos	By:	/s/ Peter Scott

Name:	George Scangos	Name:	Peter Scott

Title:	CEO	Title:	SVP